EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2100,
   Oakbrook Terrace, IL  60181, (630) 954-0400                     AMEX: JOB



     FOR IMMEDIATE RELEASE                                 November 24, 2003

     COMPANY:   General Employment Enterprises, Inc.

     CONTACTS:  Doris A. Bernar
                Communications Manager & Assistant Corporate Secretary
                Phone (630) 954-0495    (630) 954-0592 fax
                invest@genp.com    e-mail



                       General Employment Reports
                 Fourth Quarter and Fiscal Year Results



     OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX:
     JOB) reported a net loss of $910,000, or $.18 per share, for the quarter ended September 30, 2003, compared with a net loss of $959,000, or $.19 per share, for the same quarter last year.

     The Company's consolidated net revenues for the quarter were $4,582,000, down 7% from $4,921,000 for the same quarter last year. Placement service revenues of $1,375,000 were down 21% from last year, while contract service revenues of $3,207,000 increased 1%.

     Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "I am pleased to report that our contract service volume in the fourth quarter was up 18% over last year's fourth quarter, and that for each of the four quarters of the 2003 fiscal year, billable hours exceeded the corresponding quarter of the prior year. However, the number of full-time placements made during the fourth quarter was down 11%.
     Competitive pressures during the fourth quarter pushed average fees lower in both of our divisions, resulting in the lower overall revenues for the quarter."

     Mr. Imhoff added, "During the fourth quarter we continued to evaluate marginal operations. As a result, we closed three branch offices and recorded office closing costs totaling $410,000. There were $148,000 of such charges in last year's fourth quarter.
     Excluding those costs, the Company's pretax loss improved by $266,000 for the quarter, from $766,000 last year to $500,000 this year."

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     For the fiscal year ended September 30, 2003, the Company had a net loss of $3,506,000, or $.68 per share, compared with a net loss of $3,214,000, or $.63 per share last year.

     The pretax loss for the current year was $3,506,000, which was the same as the net loss, compared with a pretax loss of $4,544,000 last year. There was no income tax benefit for the current year's loss, because the tax loss must be carried forward and there was not sufficient assurance that a future tax benefit would be realized. There was a tax credit of $1,330,000 last year.

     Consolidated net revenues for the year were $18,609,000, down 8% compared with $20,318,000 last year.

     Commenting on the Company's fiscal 2003 performance, Mr. Imhoff said, "The last three fiscal years have been a difficult period for our Company, because of the weak national employment market. Although consolidated revenues continued to decline in fiscal 2003, there were some significant accomplishments. Billable contract hours were up 7% for the year, and the number of placements for the year was only 3% less than the prior year indicating that the three-year decline in full-time hiring may have bottomed out."

     Mr. Imhoff continued, "We worked hard all year to streamline our Company, including closing ten branch offices, and made substantial progress in reducing our operating costs. Excluding provisions for office closings and impairment losses totaling $625,000 in 2003 and $401,000 in 2002, we reduced general and administrative expenses by $2,133,000 for the year, and we were able to reduce the pretax loss by $1,262,000. The Company finished the year with a cash balance of $3,905,000 and a current ratio of 3.0 to 1."

     Mr. Imhoff concluded, "I believe that the Company is well positioned going into fiscal 2004. But, in order to return to profitability, we need an increase in overall revenues. To accomplish that, we need to see some improvement in the employment market, particularly for information technology and other business and engineering professionals. Although there have been some promising economic signs recently that a rebound may be coming, we have yet to see any noticeable improvement in the demand for full-time hiring."










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     This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract project assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

     General Employment provides professional staffing services through a network of 22 branch offices located in 11 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American Stock Exchange under the trading symbol JOB.



































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                  GENERAL EMPLOYMENT ENTERPRISES, INC.
                  CONSOLIDATED STATEMENT OF OPERATIONS
                    (In Thousands, Except Per Share)



                                         Three Months            Year
                                      Ended September 30   Ended September 30
                                        2003      2002        2003     2002

Net revenues:
  Placement services                 $ 1,375   $ 1,750      $ 5,488   $ 6,591
  Contract services                    3,207     3,171       13,121    13,727
     Net revenues                      4,582     4,921       18,609    20,318

Operating expenses:
  Cost of contract services            2,211     2,094        9,068     9,082
  Selling                                782     1,029        3,710     4,584
  General and administrative(1)        2,512     2,723        9,395    11,304
     Total operating expenses          5,505     5,846       22,173    24,970

Loss from operations                    (923)     (925)      (3,564)   (4,652)
Investment income                         13        11           58       108

Loss before income taxes                (910)     (914)      (3,506)   (4,544)
Provision (credit) for income taxes(2)    --        45           --    (1,330)

Net loss                             $  (910)  $  (959)     $(3,506)  $(3,214)

Net loss per share -
  basic and diluted                  $  (.18)  $  (.19)     $  (.68)  $  (.63)

Average number of shares -
  basic and diluted                    5,121     5,121        5,121     5,116

__________________________________________________
(1) General and administrative expenses include provisions for office closings and asset impairment losses totaling $410,000 in the three month period ended September 30, 2003, $148,000 in the three month period ended September 30, 2002, $625,000 in the year ended September 30, 2003, and $401,000 in the year ended September 30, 2002.

(2) There were no credits for income taxes as a result of the pretax losses in fiscal 2003, because the tax losses must be carried forward and there was not sufficient assurance that a future tax benefit would be realized. The provision (credit) for income taxes for the quarter and year ended September 30, 2002 include a provision to record a deferred tax valuation allowance of $386,000.

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                  GENERAL EMPLOYMENT ENTERPRISES, INC.
            SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                             (In Thousands)




                                                September 30   September 30
                                                    2003            2002
Assets:
  Cash and cash equivalents                       $ 3,905        $ 4,759
  Income tax refunds receivable                        57          1,540
  Accounts receivable and other current assets      2,538          2,683

     Total current assets                           6,500          8,982

  Property, equipment and goodwill                  2,191          2,951

     Total assets                                 $ 8,691        $11,933


Liabilities and shareholders' equity:
  Current liabilities                             $ 2,167        $ 1,944
  Shareholders' equity                              6,524          9,989

     Total liabilities and shareholders' equity   $ 8,691        $11,933









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